Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Weyerhaeuser Company:
We consent to the incorporation by reference in the registration statement on Form S-8 of Domtar Corporation of our report dated November 14, 2006, except for note 19, which is as of January 5, 2007, with respect to the combined balance sheets of the Weyerhaeuser Fine Paper Business (a Business Unit of Weyerhaeuser Company) as of December 25, 2005 and December 26, 2004, and the related combined statements of operations, Business Unit equity, and cash flows for each of the years in the three-year period ended December 25, 2005.
/s/ KPMG LLP
Seattle, Washington
March 5, 2007